SCHEDULE 14C INFORMATION

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(Name of Registrant as Specified in Its Charter)

Calvert World Values Fund, Inc.
Capital Accumulation Fund

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CALVERT WORLD VALUES FUND, INC.
CAPITAL ACCUMULATION FUND
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Capital Accumulation Fund, a series of Calvert World Values Fund, Inc. (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, new subadvisors introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisors best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of new subadvisors and investment subadvisory agreements imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Trustees. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectuses and Statement of Additional Information (dated February 1, 2005) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisors. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about December 12, 2005.

Shareholders of the Fund of record at the close of business on December 1, 2005 ("record date") are entitled to receive this Information Statement. As of the record date, as shown on the books of the Fund, there were issued and outstanding 6,055,069.285 shares. As of the record date, respective officers and Directors of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of the record date, the following shareholders owned of record 5% or more of the shares of the Fund:

MLPF&S for the Sole Benefit of Its Customers	Calvert Distributors, Inc.
Attn: Fund Administration 97FT6	Moderate Allocation
Jacksonville, FL	Attn: Corporate Accounting
11.65% of Class C; 75789.90 shares	Bethesda, MD
63.53% of Class I; 17,235.11 shares

Calvert Distributors, Inc.	Calvert Distributors, Inc.
Aggressive Allocation	Conservative Allocation
Attn: Corporate Accounting	Attn: Corporate Accounting
Bethesda, MD	Bethesda, MD
16.45% of Class I; 4,462.75 shares	11.15% of Class I; 3,025.33 shares

Charles Schwab & Co., Inc.
Reinvest Account
Attn: Mutual Fund Department
San Francisco, CA
6.97% of Class A; 1,889.50 shares

The following table shows the Board's ownership of Fund shares as of December 1, 2005:

Board of Directors	Dollar Range of Equity Securities in the Portfolio	Aggregate Dollar Range of Equity Securities in All Portfolios Overseen or to be Overseen By Nominee in Calvert Family of Funds

Rebecca Adamson	None	>$100,000
Richard L. Baird, Jr.	None	>$100,000
Frederick A. Davie, Jr.	None	$50,001-$100,000
John G. Guffey, Jr.	$10,001-$50,000	>$100,000
Miles Douglas Harper, III	None	$10,001-$50,000
Joy V. Jones	None	>$100,000
Barbara J. Krumsiek	None	>$100,000
Terrence J. Mollner, Ed.D	None	>$100,000
Sydney Amara Morris	$1-$10,000	$50,001-$100,000
Rustum Roy	None	>$100,000
D. Wayne Silby, Esq.	$10,001-$50,000	>$100,000
Tessa Tennant	None	>$100,000

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for management of the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities.

Brown Capital Management ("Brown") has been a subadvisor to the Fund since 1994, serving as sole subadvisor since 1997. The investment subadvisory agreement with Brown as it relates to the Fund is dated March 1, 1999. The subadvisory agreement was approved per the exemptive order discussed above, and accordingly was not subject to a vote by security holders of the Fund. Under the subadvisory agreement, Brown receives a fee from the Advisor of 0.25% of the portion of the Fund's net assets it managed. Brown's principal business address is 1201 North Calvert Street, Baltimore, Maryland 21202.

For the Fund's fiscal year ended September 30, 2005, the following advisory/subadvisory fees were paid:

Advisor/Subadvisor	Fees Paid

CAMCO	$750,118
Brown	371,463

On September 13, 2005, the Board of Directors, including the disinterested Directors, terminated Brown as the subadvisor to the Fund and approved an interim Investment Subadvisory Agreement with New Amsterdam Partners LLC ("New Amsterdam") to manage the Fund, effective September 16, 2005. The Board took this action pursuant to Rule 15a-4 of the Investment Company Act of 1940, as amended, recognizing that there was not the necessary quorum of disinterested Directors to approve the Investment Subadvisory Agreement outright.

At a meeting of the Board of Directors held on December 7, 2005, acting pursuant to the exemptive order discussed above, the Board, including the disinterested Directors, approved the Investment Subadvisory Agreement with New Amsterdam to manage the Fund. The disinterested Directors were separately represented by independent legal counsel in connection with their consideration of the approval of the Investment Subadvisory Agreement. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of long-term capital appreciation. In evaluating the Investment Subadvisory Agreement, the Directors reviewed information provided by CAMCO and the Subadvisor relating to the Subadvisor's operations, personnel, investment philosophy, strategies and techniques. Among other things, CAMCO and the Subadvisor provided biographical information on portfolio management and other professional staff, performance information for the Subadvisor, and descriptions of the Subadvisor's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices.

The Board of Directors approved the Investment Subadvisory Agreement between the Subadvisor and the Advisor based on a number of factors relating to the Subadvisor's ability to perform under the Investment Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by the Subadvisor; the Subadvisor's management style and long-term performance record in employing its investment strategies; the Subadvisor's current level of staffing and its overall resources; the qualifications and experience of the Subadvisor's personnel; the Subadvisor's financial condition with respect to its ability to perform the services required under the Investment Subadvisory Agreement; the Subadvisor's compliance systems including those related to personal investing; and any disciplinary history. In addition, the Directors considered certain information received in connection with, and their deliberations with respect to their December 2004 renewal of the Investment Subadvisory Agreement with Brown Capital Management and the Investment Advisory Agreement. Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the proposed Investment Subadvisory Agreement with New Amsterdam.

In considering the Subadvisor's comparable performance with similarly managed funds and non-mutual fund accounts, the Board noted the Subadvisor's strong long-term performance record. Among other performance information presented to the Directors, the Board noted that the mid cap growth accounts managed by the Subadvisor outperformed or had comparable performance to the Russell MidCap Growth Index for the one-, two-, four-, and five year-periods ended June 30, 2005 and had consistently strong rankings among Lipper MidCap Growth peers for the one-, two-, four- and five-year periods ended June 30, 2005 and above the median performance against such peers for the three-year period ended June 30, 2005. The Directors also took into account the Subadvisor's performance in managing other funds in the Calvert complex.

In considering the cost of services to be provided by the Subadvisor and the profitability to the Subadvisor of its relationship with the Fund, the Directors noted that the fees under the Investment Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and also noted that the advisory fees paid by the Fund would not change. The Directors also relied on the ability of the Advisor to negotiate the Investment Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account that the subadvisory fee under the Investment Subadvisory Agreement with New Amsterdam would be the same as the subadvisory fee under the Investment Subadvisory Agreement with Brown Capital. Based upon their review, the Board of Directors determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in the Subadvisor's management of the Fund to be a material factor in their consideration at this time.

In approving the Investment Subadvisory Agreement, the Board of Directors, including the disinterested Directors, did not identify any single factor as controlling, and each Director attributed different weight to various factors.

The Board of Directors reached the following conclusions regarding the Subadvisory Agreement, among others: (a) the Subadvisor is qualified to manage the Fund's assets in accordance with its investment objectives and policies; (b) the Subadvisor maintains an appropriate compliance program; (c) the Subadvisor's investment strategies are appropriate for pursuing the investment objectives of the Fund; and (d) the subadvisory fees to be paid to the Subadvisor are reasonable in relation to those of similar funds and to the services to be provided by the Subadvisor. Based on their conclusions, the Board of Directors determined that approval of the Investment Subadvisory Agreement would be in the interests of the Fund and its shareholders.

Thus, the Advisor recommended, and the Board selected, New Amsterdam Partners LLC to manage the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Investment Subadvisor. New Amsterdam Partners LLC has served as an interim subadvisor to the Fund since Brown's termination in September 2005. New Amsterdam has $6.0 billion in assets under management as of December 1, 2005. New Amsterdam is a Delaware Limited Liability Company.

The portfolio management team of New Amsterdam is headed by the firm's founder and majority owner, Michelle Clayman, CFA. Ms. Clayman founded the firm in 1986. Prior to starting the firm she was employed by Salomon Brothers as a Vice President and Supervisory Analyst in the Equity Research Department. She holds a degree in Philosophy, Politics and Economics from Oxford and an MBA from Stanford University. She is also an active member of the Society of Quantitative Analysts and the CFA Institute.

Nathaniel Paull, CFA, is a Senior Portfolio Manager who has been a member of the investment team since 1996. Mr. Paull earned a B.A. in Economics from the University of Hartford and an MBA in Finance from New York University. Prior to joining the firm, Mr. Paull was a portfolio manager at Brown Brothers Harriman & Co.

New Amsterdam currently provides investment advisory services to one other mutual fund with an investment objective similar to that of the Fund:

Mutual Fund	Assets Under Management	Annual Management Fees
Calvert Variable Series, Inc. Social Mid Cap Growth Portfolio	$59,964,084.09	0.25% average daily net assets

With respect to this other mutual fund, New Amsterdam has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment management contract.

New Amsterdam's principal business address is 475 Park Avenue South, New York, NY 10016, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Michelle Clayman, CFA, Managing Partner and Chief Investment Officer	Investment Management
Nathaniel Paull, CFA, Partner and Senior Portfolio Manager	Investment Management
Christopher Bowen, Partner and Head of Operations	Operations
David Lubell, Partner and Head of Marketing	Marketing

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to provide long-term capital appreciation by investing primarily in mid-cap stocks that meet the Fund's investment and social criteria. This objective may be changed by the Fund's Board of Directors without shareholder approval.

Investments are primarily in the common stocks of mid-size companies. Returns in the Fund will be mostly from the changes in the price of the Fund's holdings (capital appreciation).

The Fund currently defines mid-cap companies as those within the range of market capitalizations of the Russell MidCap Growth Index. Most companies in the Index have a capitalization of $500 million to $15 billion. Stocks chosen for the Fund combine growth and value characteristics or offer the opportunity to buy growth at a reasonable price.

The Subadvisor favors companies which have an above market average prospective growth rate, but sell at below market average valuations. The Subadvisor evaluates each stock in terms of its growth potential, the return for risk free investments, and the risk and reward potential for the company to determine a reasonable price for the stock.

The Fund invests with the philosophy that long-term rewards to investors will come from those organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity, and cooperative effort. Investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and societal impact.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and New Amsterdam contains the same material terms as governed the Advisor's arrangements with Brown. The fees for subadvisory services are paid by the Advisor. Under the Subadvisory Agreement, New Amsterdam receives a fee, payable monthly, of 0.25% of the net assets of the Fund.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.